Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements No. 333-199508, No. 333-204076, No. 333-209961, No. 333-214431, No. 333-219763, No. 333-223254, No. 333-229861, No. 333-236704, No. 333-249976, No. 333-253734, No. 333-259882, No. 333-263109 and No. 333-266288 on Form S-8 of our reports dated February 8, 2023, relating to the consolidated financial statements of Atara Biotherapeutics, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

February 8, 2023